Filed pursuant to Rule 424(b)(3)

File No. 333-286376

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to Prospectus dated April 4, 2025

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended December 31,
	2025		2024		2023		2022		2021
Net asset value – Beginning of year	$23.30		$19.71		$15.75		$23.72		$21.20
Income (Loss) From Operations
Net investment loss(1)	$(0.13)		$(0.11)		$(0.05)		$(0.02)		$(0.08)
Net realized and unrealized gain (loss)	3.11		5.42		5.39		(6.36)		3.97
Total income (loss) from operations	$2.98		$5.31		$5.34		$(6.38)		$3.89
Less Distributions
From net realized gain	$(1.83)		$(1.23)		$(1.27)		$(1.06)		$(1.29)
Tax return of capital	—		(0.49)		(0.11)		(0.54)		(0.09)
Total distributions	$(1.83)		$(1.72)		$(1.38)		$(1.60)		$(1.38)
Premium from common shares sold through shelf offering(1)	$0.00	(2)	$0.00	(2)	$0.00	(2)	$0.01		$0.01
Net asset value – End of year	$24.45		$23.30		$19.71		$15.75		$23.72
Market value – End of year	$23.41		$23.95		$18.72		$16.55		$24.59
Total Investment Return on Net Asset Value(3)	13.58%		28.10%		35.54%		(27.40)%		18.82%
Total Investment Return on Market Value(3)	5.80%		38.63%		22.51%		(26.42)%		20.40%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,303,613		$1,220,561		$1,031,206		$820,142		$1,212,024
Ratios (as a percentage of average daily net assets):(4)
Total expenses	1.09%		1.09%		1.09%		1.09%		1.08%
Net expenses	1.09	%(5)	1.09	%(5)	1.09	%(5)	1.09	%(5)	1.08%
Net investment loss	(0.57)%		(0.51)%		(0.27)%		(0.11)%		(0.36)%
Portfolio Turnover	20%		18%		27%		15%		18%

(See related footnotes.)

	Year Ended December 31,
	2020	2019		2018	2017		2016
Net asset value – Beginning of year	$17.53	$14.82		$15.77	$13.66		$14.41
Income (Loss) From Operations
Net investment income (loss)(1)	$(0.06)	$(0.03)		$(0.03)	$(0.02)		$0.03
Net realized and unrealized gain	4.82	4.02		0.13	3.18		0.28
Total income from operations	$4.76	$3.99		$0.10	$3.16		$0.30
Less Distributions
From net investment income	$—	$—		$—	$—		$(0.05)
From net realized gain	(0.04)	(1.28	)(6)	(1.05)	(0.42)		(0.13)
Tax return of capital	(1.05)	—		—	(0.63)		(0.87)
Total distributions	$(1.09)	$(1.28)		$(1.05)	$(1.05)		$(1.05)
Premium from common shares sold through shelf offering(1)	$0.00 (2)	$0.01		$—	$—		$—
Net asset value – End of year	$21.20	$17.53		$14.82	$15.77		$13.66
Market value – End of year	$21.69	$17.83		$14.67	$15.22		$12.80
Total Investment Return on Net Asset Value(3)	28.55%	27.71%		0.21%	(24.04)	%(7)	2.72%
Total Investment Return on Market Value(3)	29.31%	31.22%		2.78%	(27.76)%		1.68%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,055,567	$859,315		$707,577	$751,565		$651,080
Ratios (as a percentage of average daily net assets):
Expenses	1.09%	1.09%		1.10%	1.10%		1.11%
Net investment income (loss)	(0.35)%	(0.16)%		(0.17)%	(0.15)%		0.18%
Portfolio Turnover	38%	40%		44%	48%		58%
(1)	Computed using average shares outstanding.

(2)	Amount is less than $0.005.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Fund’s dividend reinvestment plan.

(4)	Total expenses do not reflect amounts reimbursed and/or waived by the adviser and certain of its affiliates, if applicable. Net expenses are net of all reductions and represent the net expenses paid by the Fund.

(5)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Fund’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended December 31, 2025, 2024, 2023 and 2022).

(6)	The tax character of a portion of the distribution ($0.069 per share) was based on management’s estimate and was subsequently determined to be $0.063 per share of tax return of capital and $0.006 per share from net realized gain.

(7)	During the year ended December 31, 2017, the Fund received a payment from an affiliate as reimbursement for certain losses. Excluding this payment, total return at net asset value would have been 23.72%.

March 19, 2026